Exhibit 3.68

CERTIFICATE OF INCORPORATION

OF

RT AIRPORT, INC.

1. The name of the corporation is RT Airport, Inc.

2. The address. including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) at a par value of $.01 per share, All such shares are of one class and are shares of Common Stock.

5. The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS

Carol D. Newman	Powell, Goldstein, Frazer & Murphy LLP 16th Floor 191 Peachtree Street. N.E., Atlanta, Georgia 30303

6. The name and mailing addresses of the initial directors of the corporation who shall serve until the first annual meeting of stockholders or until their successors are elected and qualified, are as follows:

NAME	MAILING ADDRESS

Samuel E. Beall, III	150 West Church Avenue Maryville, TN 37801

J. Russell Mothershed	150 West Church Avenue Maryville, TN 37801

Daniel T. Cronk	150 West Church Avenue Maryville, TN 37801

7. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate. hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly has hereunto set my hand this 30th day of August, 1999.

/s/ Carol D. Newman
Carol D. Newman, Sole Incorporator